Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ADVENT TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

	Primary Offering of Securities

	Equity	Common Stock, par value $0.0001 per share(3)	457 (o)	(1)	(2)	(2)	N/A	N/A

	Equity	Preferred Stock, par value $0.0001 per share(4)	457 (o)	(1)	(2)	(2)	N/A	N/A

	Debt	Debt Securities(5)	457 (o)	(1)	(2)	(2)	N/A	N/A

Fees to Be Paid	Other	Warrants(6)	457 (o)	(1)	(2)	(2)	N/A	N/A

	Other	Rights(7)	457 (o)	(1)	(2)	(2)	N/A	N/A

	Other	Units(8)	457 (o)	(1)	(2)	(2)	N/A	N/A

	Unallocated (Universal) Shelf	N/A	457 (o)		Unallocated (Universal) Shelf	$200,000,000	$0.0001102	$22,040

	Secondary Offering of Securities

	Equity	Common Stock, par value $0.0001 per share	457 (c)	50,635,593(9)	$0.81(10)	$41,014,830.33(10)	$0.0001102	$4,519.83

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$241,014,830.33	$0.0001102	$26,559.83

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$26,559.83

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable upon the exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”) of Advent Technologies Holdings, Inc. (the “Registrant”) as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The aggregate maximum offering price of all unallocated securities issued under this Registration Statement will not exceed $200,000,000.

(2)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)	Including such indeterminate amount of Common Stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or Preferred Stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(4)	Including such indeterminate amount of preferred stock, par value $0.0001 (the “Preferred Stock”) as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or Preferred Stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.

(6)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of Common Stock or Preferred Stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(7)	The Rights covered by this registration statement may be Rights to purchase shares of Common Stock, Preferred Stock, or debt securities issued by the Registrant.

(8)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(9)	Represents (i) 635,593 shares of Common Stock previously issued to Lincoln Park Capital Fund, LLC (the “Selling Stockholder”), and (ii) up to 50,000,000 shares of Common Stock that are issuable at the option of the Registrant pursuant to a purchase agreement with the Selling Stockholder. The shares will be offered for resale by the Selling Stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(10)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high ($0.83) and low ($0.79) prices reported for the Registrant’s Common Stock quoted on The Nasdaq Stock Market on April 19, 2023.